Exhibit 99.1

For further information, contact:
John Spencer Ahn	Sue Kim
Investor Relations	Media Relations
408-222-7544	408-222-1942
johnahn@marvell.com	suekim@marvell.com

Marvell Technology Group Ltd. Announces Appointment of Michael Strachan to Board of Directors

Santa Clara, Calif. (May 18, 2016) — Marvell Technology Group Ltd. (NASDAQ: MRVL), a global leader in integrated silicon solutions, today announced that the Board of Directors has approved the appointment of Michael Strachan as an independent Director of the Company, effective immediately. Mr. Strachan’s appointment expands the number of Board members to eleven Directors.

“We are delighted to have Mike join Marvell’s Board of Directors,” said Richard Hill, Marvell’s Chairman. “He brings a wealth of financial leadership experience to Marvell, which will be extremely valuable as the Company continues to grow its business worldwide. Mike will greatly enhance our depth of financial expertise on the Board of Directors, which accelerates our ability to have better controls in place to assure our investors the highest quality financial reporting at Marvell. I am confident that Mike will provide a positive impact to our company.”

Before his retirement in 2008, Mr. Strachan was a partner at Ernst & Young LLP, where he had spent his entire professional career since graduating Magna Cum Laude from Northern Illinois University with a Bachelor of Science degree in accounting in 1976. Mr. Strachan also served on the Board of Directors of LSI Corporation from 2009 until the company was sold to Avago in 2014. Mr. Strachan is an audit committee financial expert as defined by Regulation S-K under the Securities and Exchange Act of 1934.

About Marvell

Marvell (NASDAQ: MRVL) is a global leader in providing complete silicon solutions. From storage to cloud infrastructure, Internet of Things (IoT), connectivity and multimedia, Marvell’s diverse product portfolio aligns complete platform designs with industry-leading performance, security, reliability and efficiency. At the core of the world’s most powerful consumer, network and enterprise systems, Marvell empowers partners and their customers to always stand at the forefront of innovation, performance and mass appeal. By providing people around the world with mobility and ease of access to services, adding value to their social, personal and work lives, Marvell is committed to enhancing the human experience.

As used in this release, the term “Marvell” refers to Marvell Technology Group Ltd. and its subsidiaries. For more information, please visit www.Marvell.com.

Marvell® and the Marvell logo are registered trademarks of Marvell and/or its affiliates.

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